Exhibit 5.2

[Marval O'Farrell Mairal Letterhead]

December 30, 2020

MercadoLibre, Inc.
Pasaje Posta 4789, 6th floor,
Buenos Aires, Argentina
C1430EKG

Ladies and Gentlemen:

We have acted as special Argentine legal counsel to MercadoLibre S.R.L., a limited liability company organized under the laws of Argentina (the “Guarantor”), a subsidiary of MercadoLibre, Inc., a Delaware corporation (the “Company”), in connection with the preparation and filing with the Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933, as amended (the “Securities Act”), of a registration statement on Form S-3 (including the documents incorporated by reference therein, but excluding Exhibit 25.1, the “Registration Statement”) filed by the Company and the additional registrants identified therein, including the Guarantor (the “Additional Registrants”) relating to the offering from time to time, together or separately and in one or more series (if applicable), of debt securities (the “Debt Securities”) of the Company guaranteed by the Additional Registrants (the “Guarantees”). The Debt Securities and the Guarantees are referred to herein collectively as the “Securities.”

The Securities may be issued pursuant to an indenture and one or more supplemental indentures with respect to the Debt Securities (collectively, the “Indenture”) to be entered into among the Company, the Additional Registrants and The Bank of New York Mellon Trust Company, N.A., as trustee, registrar, paying agent and transfer agent (the “Trustee”).

In arriving at the opinions expressed below, we have reviewed the following documents:

(a)	the Registration Statement;

(b)	a form of the Indenture, filed as an exhibit to the Registration Statement, including the form of the Debt Security;

(c)	certified copy of the by-laws of the Guarantor;

(d)	certified copy of the partners meeting dated December 4, 2020 approving the execution of the Guarantee;

(e)	certified copy of the managers meeting dated December 2, 2020, approving the execution of the Guarantee; and

(f)	such other documents, records and matters of law as we have deemed necessary.

In rendering the opinions expressed below, we have assumed the authenticity of all documents submitted to us as originals and the conformity to the originals of all documents submitted to us as copies. In addition, we have assumed and have not verified (i) the accuracy as to factual matters of each document we have reviewed, (ii) that the Debt Securities will conform to the forms thereof that we have reviewed,  (iii) that the Guarantees will be substantially as described in the Registration Statement, (iv) the existence of commercial relationships between the Guarantor and the Company as required by the bylaws of the Guarantor and (v) the adequacy of the consideration received by the Guarantor from the Company to grant the Guarantee.

Based on the foregoing, and subject to the further assumptions and qualifications set forth below, it is our opinion that:

1.	The Guarantor is validly existing, has the power to grant the Guarantees and has taken the required steps to authorize entering into the Guarantees under the law of the Republic of Argentina.

2.
The Guarantee to be issued under the applicable supplemental Indenture, when issued and granted by the Guarantor in the manner contemplated in the Registration Statement, will be valid, binding and enforceable obligations of the Guarantor.

We have assumed that the Guarantor have satisfied the legal requirements that are applicable to them under applicable law other than the law of the Republic of Argentina to the extent necessary to make the Indenture, the Debt Securities and the Guarantee, as the case may be, enforceable against them. We have also assumed that each of the Company and the Trustee has satisfied the legal requirements that are applicable to it under applicable law other than the law of the Republic of Argentina to the extent necessary to make the Indenture enforceable against it.

In rendering the opinions expressed above, we have further assumed that (i) the terms of the Guarantee and the terms of any agreement governing the Guarantee will not violate any applicable law, conflict with any matter of public policy, result in a default under or breach of any agreement or instrument binding upon the Guarantor or violate any requirement or restriction imposed by any court or governmental body having jurisdiction over the Guarantor (ii) the Indenture will conform to the form of Indenture filed as an exhibit to the Registration Statement, the terms of all Debt Securities will conform to the forms thereof contained in the Indenture and the Guarantees will be substantially as described in the Registration Statement; (iii) any agreement governing those Securities will be governed by New York law; (iv) the Securities will be offered, issued, sold and delivered in compliance with applicable law and any requirements therefor set forth in any corporate action authorizing such Securities and any agreement governing those Securities and in the manner contemplated by the Registration Statement and the related prospectus describing the Securities and the offering thereof; (v) the Securities will be offered, sold and delivered to, and paid for by, the purchasers thereof at the price specified in, and in accordance with the terms of, an agreement or agreements duly authorized, executed and delivered by the parties thereto.

The foregoing opinions are limited to the laws of the Republic of Argentina and subject to the following qualifications:

(A)
The ability of the Guarantor to perform obligations payable in non-Argentine currency (and the ability of any person to remit out of the Republic of Argentina the proceeds of any judgment awarded in non-Argentine currency) will be subject to the exchange regulations which may be in effect at the time of payment (or such remittance). As of the date of this opinion, the purchase of non-Argentine currency and transfer of such funds outside of the Republic of Argentina in compliance of the Guarantor´s obligations under the Guarantee (or in compliance of a foreign judgment), is not permitted by the Central Bank of the Republic of Argentina. Moreover, the rules related to these restrictions and authorizations may vary over the time. In the future, the Argentine government may impose additional restrictions affecting the payment of obligations in foreign currency and/or the issuance of a judgment or order in foreign currency by an Argentine court or otherwise.

(B)
Enforcement of foreign judgments against the Guarantor in Argentina, in case no international treaty is applicable, is subject to compliance with the requirements of Section 517 to 519 of the Civil and Commercial Procedural Code of Argentina, namely that:

(i)
the judgment, which must be final in the jurisdiction where rendered, was issued by a court competent in accordance with Argentine laws regarding conflicts of laws and jurisdiction and other principles and rules of international law, and results from a personal action, or an in rem action with respect to personal property, as opposed to real property, which was transferred to Argentine territory during or after the prosecution of the foreign action;

(ii)
the defendant against whom enforcement of the judgment is sought was personally served with the summons and, in accordance with due process of law, was given an opportunity to defend against the foreign action;

(iii)	the judgment must be valid in the jurisdiction where rendered and its authenticity must be established in accordance with the requirements of Argentine law;

(iv)	the judgment does not violate the principles of public policy of Argentine law (including Argentine Law No. 24,871);

(v)	the judgment is not contrary to a prior or simultaneous judgment of an Argentine court; and

(vi)
in respect of any document in a language other than Spanish (including, without limitation, the foreign judgment and other documents related thereto), a duly legalised translation by a sworn public translator into the Spanish language is submitted to the relevant court.

(C)
Enforcement of any of the Indenture and the Securities in Argentina would be on the same terms as are available to residents and citizens of Argentina and will further require (i) that the particular Argentine courts before whom enforcement is sought be competent under the applicable laws of Argentina to solve the disputes brought before them in connection with the Indenture and the Securities, (ii) compliance with the appropriate procedural requirements for enforcement thereof (which requirements in all material respects are non-discretionary and administrative in nature), including, without limitation, exhaustion of mandatory mediation procedures if it is not excepted by the applicable local regulation, and payment of court taxes, which must be paid by the person filing a claim in court and which rates vary from one jurisdiction to another, and (iii) that Indenture and the Securities do not violate public policy as defined under the applicable laws of Argentina (including Argentine Law No. 24,871). The enforceability by Argentine courts of documents not governed by Argentine law is subject to the validity and enforceability thereof under the applicable laws that govern such foreign law-governed documents. Furthermore, enforcement of foreign judgments may be limited by the Enforceability Exceptions (defined below).

(E)
The rights and obligations of the Guarantor are subject to the effect of any applicable bankruptcy, liquidation, winding up, dissolution, insolvency, fraudulent transfer, receivership, reorganization, out-of-court debt-restructuring agreements, suspension of payments, moratorium or similar laws and regulations now or hereafter in effect relating to or affecting the enforcement of creditors’ rights generally and to general principles of equity, including without limitation concepts of materiality, reasonableness, good faith and fair dealing (collectively, the “Enforceability Exceptions”). In particular, in the case of a bankruptcy declared against the Guarantor, certain secured creditors (including without limitation, certain creditors of the bankrupt party with a pledge or mortgage or with a preferred payment right created by the Argentine Bankruptcy Law N° 24,522, as amended (the “Argentine Bankruptcy Law”) and creditors under and in connection with taxes, court related expenses, salaries and social security charges) are granted a preferential treatment. Also, in the case of bankruptcy declared against the Guarantor, the allowance of creditors whose claims are payable outside Argentina and which do not belong to a foreign bankruptcy proceeding is conditional upon submission of evidence that, reciprocally, a creditor whose claim is payable in Argentina may be allowed and paid pari passu in bankruptcy proceedings commenced in the country where the claim of the former is payable, provided that if the Guarantor is also declared bankrupt outside Argentina, the creditors that belong to the foreign bankruptcy will be entitled to claim only on the balance of assets in Argentina remaining after the claims of all creditors in the Argentine bankruptcy proceeding have been satisfied. In case of bankruptcy, un-der Section 127 of the Argentine Bankruptcy Law, the debtor’s obligations would be expressed in Argentine Pesos, at the exchange rate determined by the bankruptcy court to be in effect on the date the bankruptcy was declared by the bankruptcy court or, at the creditor’s option, on the maturity date of each such obligation, if earlier.

(F)
The Argentine Bankruptcy Law provides that certain transactions entered into or performed by the bankrupt party within the period of time running from the date on which bankruptcy is declared by the court (or, if applicable, the date of the filing of the reorganization proceedings -concurso preventivo-) and the time on which insolvency is determined by such court as having commenced, which period may not reach back longer than two years (the “Review Period”) shall not be valid vis a vis other creditors of the bankrupt party.

The Argentine Bankruptcy Law contemplates two types of reviewable or invalid transactions:

(i)
ipso iure (automatic) reviewable or invalid transactions vis a vis other creditors of the bankrupt party under Section 118 of the Argentine Bankruptcy Law, which transactions are exclusively the following: (a) transactions without consideration, (b) prepayments of non-matured debt before the date on which bankruptcy is declared, and (c) the granting of security or any other kind of priority right in respect of previous non-matured unsecured debt; and

(ii)
other transactions harmful or detrimental to other creditors of the bankrupt party made with knowledge of such party’s insolvency, which may be nullified or declared invalid by the court under Section 119 of the Argentine Bankruptcy Law, upon request of the bankruptcy trustee and/or any such creditor of the bankrupt party.

(H)
Under Section 118 of the Argentine Bankruptcy Law, lack of adequate consideration in exchange for granting a guarantee or security (the “Security”) to secure another person’s obligations during the Review Period, will result in the Security being considered ineffective with respect to the other creditors of the third party guarantor or grantor of security. If a bankruptcy court finds the Security to be ineffective with respect to such other creditors, the bankruptcy court may order that all proceeds resulting from enforcement of the Security be returned to the guarantor or grantor.

(I)	Pursuant to Argentine law, the lack of validity of a principal obligation would cause the accessory or ancillary obligations, to lack validity as well.

We hereby consent to the use of our name in the prospectus constituting a part of the Registration Statement under the heading “Legal Matters” and in any prospectus supplements related thereto, as counsel for the Guarantor that has passed on the validity of its Guarantee under Argentine law, and to the use of this opinion as a part (Exhibit 5.2) of the Registration Statement. In giving such consent, we do not thereby admit that we are within the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the Commission thereunder. The opinions expressed herein are rendered on and as of the date hereof, and we assume no obligation to advise you or any other person, or to make any investigations, as to any legal developments or factual matters arising subsequent to the date hereof that might affect the opinions expressed herein. Cleary Gottlieb Steen & Hamilton LLP may rely upon this opinion in rendering their opinion to the Company and the Additional Registrants.

Very truly yours,
/s/ Juan M. Diehl Moreno
Marval O’Farrell Mairal